Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust
Announces 4th Quarter Cash Distribution

     DALLAS, TEXAS, November 19, 2004—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.800067 per unit. The distribution will be payable December 9, 2004 to unitholders of record on November 29, 2004, according to the Trustee, Bank of America, N.A.

This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from July 1, 2004 to September 30, 2004. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 1.2 billion cubic feet during this period. Prices for the quarter to the trust averaged $5.80 per mcf.

The Black Warrior Trust gas has been sold for the November 2004 — March 2005 winter term to two purchasers at “Inside FERC” “Sonat” pricing plus .02125, per MMBtu. By terming the gas for this period, the Trust receives a .0075 per MMBtu premium over monthly sales. The gas will continue to be sold on a seasonal basis, unless a significant incentive from a potential or current purchaser is received to lock it up for a longer term.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The 2003 Annual Report/10-K and the 2004 1st and 2nd Quarterly reports are now available. To obtain a copy of the reports, and for more information on Dominion Resources Black Warrior Trust, please visit our website at http://www.dom-dominionblackwarriortrust.com/.

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Contact:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548